Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2008 with respect to the carve out financial statements of Pioneer Southwest Energy Partners L.P. Predecessor, our report dated March 28, 2008 with respect to the consolidated balance sheet of Pioneer Natural Resources GP LLC, and our report dated March 28, 2008 with respect to the balance sheet of Pioneer Southwest Energy Partners L.P., in the Registration Statement (Form S-1 Amendment No. 8) and related Prospectus of Pioneer Southwest Energy Partners L.P.

/s/ Ernst & Young LLP

Dallas, Texas
April 21, 2008